Exhibit 99.1

Old Line Bank Announces the Retirement of Joseph E. Burnett, Executive Vice President, Chief Lending Officer and Appoints Jack Welborn as his Successor

Company Release – November 29, 2017

BOWIE, MD - November 27, 2017 – Old Line Bank, announced the retirement of Joseph E. Burnett, Executive Vice President and Chief Lending Officer. Mr. Burnett served in the capacity of Chief Lending Officer since joining the Bank in 2001. He joined Old Line Bank with an extensive banking background spanning over 30 years. Over the past 16 years, he successfully led the Old Line Bank lending team and supported the Bank’s loan portfolio growth to its current $1.7 billion.

Additionally, on November 28, 2017, Old Line Bank announced the promotion of Jack Welborn to serve as Chief Lending Officer, effective January 2, 2018.

Mr. Welborn joined Old Line Bank in 2005 as a Commercial Loan Officer with an extensive background in commercial lending in the Greater Washington area. In the years since his hire, Mr. Welborn has proven himself to be an exemplary business developer and team leader. It is our belief that his background in the business and specifically with Old Line Bank will serve the organization and its shareholders well.

“Both Joe and Jack have contributed tremendously to the overall success of the Bank”, said James W. Cornelsen, President and Chief Executive Officer. “As Joe moves forward to enjoy retirement, we look forward to Jack’s continued success in his new position, leading our seasoned team of lending professionals as we expand our banking and lending footprint.”

Old Line Bancshares, Inc. is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 28 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs and Southern Maryland) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Frederick, Montgomery, Prince George's and St. Mary's. It also targets customers throughout the greater Washington, D.C. metropolitan area.

CONTACT: OLD LINE BANCSHARES, INC.
   JAMES W. CORNELSEN

   PRESIDENT & CHIEF EXECUTIVE OFFICER

   (301) 430-2530